Exhibit 3.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED BYLAWS

OF

CF INDUSTRIES HOLDINGS, INC.

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS of CF Industries Holdings, Inc., a Delaware corporation (the “Bylaws”), is made as of the 14th day of May, 2013.

1.             Article III, Section 1 of the Bylaws (“Number and Election of Directors”) is hereby deleted in its entirety and replaced with the following:

“The Board of Directors shall consist of not less than 3 or more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be and is divided into three classes designated: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (1) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; (2) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (3) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the Delaware General Corporation Law (the “DGCL”) and directors shall no longer be divided into three classes. Prior to the 2015 annual meeting of stockholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Except as provided in Section 2 of this Article III, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. Directors need not be stockholders.”

2.             Article III, Section 2 of the Bylaws (“Vacancies”) is hereby deleted in its entirety and replaced with the following:

“Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors may only be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may only be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Until the 2015 annual meeting of stockholders, (i) any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class, and (ii) any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. From and after the 2015 annual meeting of stockholders, any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders.”

3.             Article III, Section 6 of the Bylaws (“Resignations and Removals of Directors”) is hereby deleted in its entirety and replaced with the following:

“Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights, if any, of the holders of shares of preferred stock then outstanding, (x) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the DGCL, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally at an election of directors of the Corporation and (y) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.”

EXCEPT AS AMENDED ABOVE, the Bylaws of CF Industries Holdings, Inc. shall continue in full force and effect.

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